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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 19, 2008


                         INDALEX HOLDINGS FINANCE, INC.
             (Exact name of registrant as specified in its charter)




            Delaware                333-138178             20-4065041
  (State or other jurisdiction     (Commission           (IRS Employer
        of incorporation)          File Number)        Identification No.)



                      75 Tri-State International, Suite 450
                             Lincolnshire, IL 60069
          (Address of principal executive offices, including Zip Code)



                                 (847) 810-3000
              (Registrant's telephone number, including area code)



          (Former name or former address, if changed since last report)




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

     On May 19, 2008, Indalex Holdings Finance, Inc. (the "Company"), was informed that the administrative agent had received the required consents to amend the Credit Agreement, dated as of February 2, 2006 (the "Credit Agreement"), among the Company, Indalex Holding Corp., Indalex Limited, the subsidiaries of Indalex Holding Corp. party thereto, JPMorgan Chase Bank, N.A., as administrative agent and a lender, and the other lenders party thereto. The Company expects to execute the Amended and Restated Credit Agreement (the "Amended Credit Agreement") on or about May 21, 2008.

     Pursuant to the terms of the Amended Credit Agreement, the lenders party thereto consented to various amendments to the Credit Agreement. The amendments provide for the following, without limitation:

(1) a $15.0 million non-amortizing term loan to be made by Sun Indalex Finance, LLC, an affiliate of the equity sponsor of the Company (the "Initial Term Loan");

(2) a $15.0 million non-amortizing incremental term loan, to be provided by affiliates of the Company in their sole discretion with substantially the same terms as the Initial Term Loan (together with the Initial Term Loan, the "Term Loans"); and

(3) an increase in the amount of real estate sales permitted as sale-leaseback transactions from $5.0 million to $20.0 million.

     The Term Loans will bear interest, at the Company's option, at a rate per annum equal to (i) LIBOR plus 7.50% or (ii) the Base Rate (as defined in the Credit Agreement) plus 6.50%, with an additional 0.75% margin if average excess availability falls below $35.0 million, with a LIBOR floor of 3.25% and a Base Rate floor of 4.25%. The Term Loans will be guaranteed by the guarantors of the revolving loans under Credit Agreement. Borrowings under the Terms Loans will be secured by the same first-priority lien that secures the revolving loans, but will be subject to a collateral proceeds waterfall such that lenders under the Term Loan will receive proceeds of the collateral only when the lenders under the revolving loan lenders are repaid in full. The Term Loans will mature on February 2, 2011 and may be voluntarily prepaid if the Company meets certain liquidity tests. The proceeds of the Initial Term Loan are to be used to reduce outstanding revolving loans under the Credit Agreement and pay fees and expenses in connection therewith.

     As discussed on the Company's May 19, 2008 earnings call, as part of the Amended Credit Agreement, the Company will be permitted to increase the amount of real estate sales permitted as sale-leaseback transactions from $5.0 million to $20.0 million. Under the terms of Indalex Holding Corp.'s 11 1/2% Second-Priority Senior Secured Notes due 2014 (the "Notes"), the Company is permitted to incur attributable debt (as defined in the indenture governing the Notes) in respect of a sale-leaseback transactions of this size under permitted indebtedness baskets for (1) purchase money indebtedness, capital lease obligations and attributable debt in respect of sale-leaseback transactions in an amount not to exceed the greater of (a) $15.0 million and (b) 4% of consolidated net tangible assets (representing approximately $6.2 million as of the date of this Report) and (2) a general basket for other indebtedness not to exceed $15.0 million. As of the date of this Current Report on Form 8-K, the Company has $12.7 million available under its capital lease/attributable debt basket and $15.0 million available under its general basket.

     The Company is currently in discussions regarding a possible real estate sale-leaseback transaction that the Company anticipates would generate cash proceeds of approximately $20.0 million. In addition, the Company is in discussions regarding a possible equipment sale-leaseback transaction that the Company anticipates would generate cash proceeds of approximately $8.0 million. These sale-leaseback transactions have not been finalized and, therefore, there can be no assurance whether the transactions will be completed and what the terms of any such transactions would be. The proceeds from any such sale-leaseback transactions would be used to temporarily reduce the Company's borrowings under its revolver and would be applied as provided in the indenture governing the Notes to purchase non-working capital assets within one year.

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     This Current Report on Form 8-K contains forward-looking statements that are subject to risks and uncertainties. These statements are indicated by words such as "expect," "anticipate," "estimate" or similar expressions. In particular, this Current Report on Form 8-K contains forward-looking statements with respect to the financial condition, results of operations and business of the Company. These statements are based upon information available to management as of the date hereof. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including, but not limited to, the ability to complete any proposed financing transactions and the terms of any such transactions, changes in general economic conditions, aluminum and other material costs, labor costs, interest rates, and other adverse changes in general economic conditions, consumer confidence, competition, currency exchange rates as they affect the Company's Canadian operations, environmental factors, unanticipated legal proceedings, and conditions in end user markets. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           INDALEX HOLDINGS FINANCE, INC.


                                             /s/ Patrick Lawlor
                                           -------------------------------------
Date: May 20, 2008                         Name:  Patrick Lawlor
                                           Title: Chief Financial Officer